Exhibit 99

PRESS RELEASE	October 9, 2000
FOR IMMEDIATE RELEASE

Butler National Corporation (OTCBB - BUKS) - FAA APPROVES BUTLER TSD FOR HONEYWELL EQUIPPED BOEING AIRCRAFT AS METHOD OF COMPLIANCE WITH AD 98-20-40 FOR CLASSIC BOEING 747

[OLATHE, KANSAS], October 9, 2000 - On October 6, 2000, the Federal Aviation Administration issued Butler National Corporation a Supplemental Type Certificate (STC) number ST00846SE. The STC approves the installation of its Transient Suppression Device (TSD) on Boeing 747 Classic Airplanes fitted with Honeywell Analog Fuel Quantity Indication Systems (FQIS). The STC is approved as an Alternative Method of Compliance (AMOC) for Airworthiness Directive (AD) 98-20-40, which requires protection for fuel tank wiring. Patent is pending for the TSD.

Honeywell has provided key technical support to this project. Butler National is especially grateful for the technical support and hard work provided by many Honeywell personnel. Cooperation and assistance by Honeywell was essential for success because the FQIS was initially designed and manufactured by Honeywell to Boeing specifications and has been maintained by Honeywell in the field for some thirty years.

The FAA issued AD 98-20-40 requiring all 747 aircraft to have such protective devices installed prior to November 2001. This mandatory safety device is in response primarily to the investigation into the tragic July 17, 1996 explosion of TWA Flight 800 off the coast of Long Island, New York losing all 230 passengers and crew. It is believed that installation of such devices in the future may increase the safety of air travel for not only the Boeing 747 but other aircraft as well.

Installation of the new Butler National TSD is FAA approved for approximately 413 Boeing 747 aircraft with the Honeywell FQIS (Series 747-100,-200,-300, -SP,and -SR). This Transient Suppression Device is designed to prevent potentially dangerous electrical energy from entering any of the fuel tanks of the protected 747 aircraft.

The Butler TSD is designed to interface transparently to the original equipment including on-going upgrades and enhancements. Butler National is the only manufacturer that was been granted complete access to the Honeywell FQIS proprietary product information.

All current Honeywell FQIS components remain in place and are not affected by the TSD. Flight Crew will not notice any operational difference. Minimum maintenance training will be required to install and support the Butler TSD. Installation of the three plug-in TSDs required per aircraft may be completed in about four hours. The TSD is designed to be incredibly robust with failure analysis predicting reliability well in excess of any previous aircraft component standards. The units use all passive components and have multiple concurrent redundant circuits to ensure the highest protective reliability. The service life is 30,000 flight hours or approximately six years. Suppliers of suppression devices to the airline industry are currently limited to Butler National Corporation, Smiths Industries of the UK and B.F. Goodrich Aerospace. Butler National has been approved for
Boeing 747 aircraft equipped with the Honeywell analog FQIS and Smiths has been approved for Boeing 747 aircraft equipped with the Smiths digital FQIS. Goodrich offers a replacement digital system for all Boeing 747 aircraft. Both Smiths and Goodrich systems require replacement of the Honeywell FQIS components and require much longer installation times. The cost of the basic TSD kit is $55,000 per aircraft. Consequently, the Butler National transient suppression system appears to be the lowest cost and easiest to install of the available solutions.

Management Comments:

"The issuance of this STC is especially important to Butler National because it marks the first major result of our determination to focus Butler National Corporation on Classic aircraft products that are consistent with our long and significant heritage as a manufacturer of airline avionics equipment.
It is our intention to provide products that will support and promote continued safe commercial and general aviation.

As aircraft have proven to have much longer useful lives than originally envisioned, there is a growing need for quality support systems for these Classic aircraft. Our corporate goal is to provide replacement part manufacturing capabilities that produce aviation products to strict original equipment specifications under current certification authorities.

Our Transient Suppression Device for the Honeywell equipped aircraft is our first product applying improved technology to older aircraft to increase operating efficiencies, prolong the lives of useful aircraft, and to increase passenger safety. We consider it both a responsibility and an opportunity for Butler National to translate each painful aviation lesson into better and safer products for classic aircraft.

The FAA, the NTSB, Honeywell, TWA, Polar Air Cargo, Cinch Connectors, AES, AAR, United States Navy, a number of FAA designated professionals and many others helped us complete this design, engineering, testing and certification task in record time. We thank each one for their hard work and their cooperation as a team. As a result of the team effort, we fully expect that Butler National will be the product of choice for many operators", commented Clark D. Stewart, President.


Our Business:

Butler National Corporation operates in the Aerospace and Services business segments. The Aerospace segment focuses on the manufacture of support systems for Classic aircraft including the Boeing 747 TSD for the Honeywell FQIS, switching equipment for Boeing/Douglas Aircraft, weapon control systems for Boeing Helicopter and performance enhancement structural modifications for Learjet, Cessna, Dassault and Raytheon business aircraft. Services include electronic monitoring of water pumping stations and temporary employee services.

Forward-Looking Information:

The information set forth above may include "forward-looking" information as outlined in the Private Securities Litigation Reform Act of 1995. The Cautionary Statements, filed by the Company as Exhibit 99 to the Company's Annual Report on Form 10-K, are incorporated herein by reference and investors are specifically referred to such Cautionary Statements for a discussion of factors which could affect the Company's operations and forward-looking statements contained herein.

FOR MORE INFORMATION, CONTACT:

William A. Griffith, Investor Relations               Ph   (913) 780-9595
Butler National Corporation                           Fax  (913) 780-5088
19920 W. 161st Street
Olathe, KS 66062